UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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International Rectifier Corporation
(Name of Registrant as Specified in its Charter)
Vishay Intertechnology, Inc.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following is a press release issued by Vishay Intertechnology, Inc. on October 6, 2008.

RISKMETRICS (ISS) RECOMMENDS INTERNATIONAL RECTIFIER STOCKHOLDERS
VOTE FOR VISHAY’S THREE INDEPENDENT DIRECTOR NOMINEES
ON THE BLUE PROXY CARD

Malvern, PA – October 6, 2008 – Vishay Intertechnology (NYSE: VSH) today announced that RiskMetrics Group (formerly Institutional Shareholder Services or “ISS”) recommends that stockholders of International Rectifier Corporation (NYSE: IRF) vote FOR the election of Vishay’s three highly-qualified and independent director nominees – Ronald M. Ruzic, William T. Vinson and Professor Yoram (Jerry) Wind – at International Rectifier’s delayed 2007 Annual Meeting scheduled to be held on October 10, 2008.

RiskMetrics (ISS) is the leading independent U.S. proxy advisory firm and its voting analyses and recommendations are relied upon by hundreds of major institutional investment funds, mutual funds and fiduciaries throughout the country.

In its October 3, 2008 report, RiskMetrics (ISS) noted1:

• “By voting for the three dissident nominees on Oct. 10, however, IRF Shareholders will help to keep alive what is in effect a $23 ‘put option.’ The IRF board would receive a clear message from shareholders that it should not unreasonably stand in the way of an attractive offer. The incumbent directors would continue to be able to exert significant negotiating leverage as they would continue to constitute a majority of the board, and the board would have the time to deliver on its aggressive projections and/or run a sales process. In the meantime, the three new dissident directors would owe the typical fiduciary duties to shareholders and be subject to personal legal liability for a breach of the duty of loyalty if they were to self-deal to the benefit of Vishay and the detriment of IRF shareholders. Thus, it appears the downside risk of supporting the dissident nominees is minimal.”

• “If IRF shareholders vote against the dissident nominees… the lengthy waiting period before shareholders would be allowed to decide the issue [whether there should be a change in control at the board level] could cause Vishay to drop its bid altogether. If it were to do so, some commentators believe that the IRF share price would drop dramatically, an outlook which is also supported by our valuation analysis. Thus, the downside risk of not supporting the dissident nominees could be significant.

  • "The Oct. 10, 2008 shareholder vote will only decide whether three dissident directors are elected to the eight-
  member board... Since the IRF board is staggered, Vishay will not capture "control" of the board even if all three of the dissident nominees are elected. A second vote would be required to elect additional dissident nominees to constitue a majority of the board."

Dr. Felix Zandman, Founder and Executive Chairman of Vishay, said, “We are pleased that RiskMetrics (ISS), the nation’s leading independent proxy advisory firm, has recommended that International Rectifier stockholders vote FOR our three independent and experienced director nominees. The RiskMetrics (ISS) recommendation reaffirms our conviction that International Rectifier stockholders should send a message to the incumbent Board by electing directors who are committed to maximizing value for all International Rectifier stockholders. RiskMetrics (ISS) is absolutely right that if International Rectifier stockholders do not elect our three independent director nominees, we would be forced to withdraw our tender offer. We urge all International Rectifier stockholders to follow the recommendation of RiskMetrics (ISS) and vote FOR the election of our three nominees on the BLUE proxy card today.”

Separately, Vishay today issued a press release regarding its $23.00 per share cash offer. Vishay urges all International Rectifier stockholders to read that release.

As previously announced, on September 10, 2008, Vishay increased the price of its all-cash offer to acquire all of the outstanding shares of International Rectifier common stock to $23.00 per share. The offer represents a premium of 30% over International Rectifier’s average closing price for the 30 trading days preceding the announcement of its original acquisition proposal on August 14, 2008, and a premium of more than 70% over International Rectifier’s enterprise value2 for that period. On September 29, 2008, Vishay commenced a Tender Offer to purchase all of the outstanding shares of International Rectifier common stock for $23.00 per share in cash.

International Rectifier stockholders are reminded that their vote is very important regardless of the number of shares of common stock they own. Whether or not stockholders are able to attend International Rectifier’s Annual Meeting in person, they should submit a BLUE proxy by Internet or by telephone as described on the BLUE proxy card, or sign and date the BLUE proxy card and return it as soon as possible.

International Rectifier stockholders may obtain copies of the tender offer documents or proxy solicitation materials which have been filed with the SEC at www.sec.gov. Free copies of such documents can also be obtained by calling Innisfree M&A Incorporated, toll-free at (877) 456-3402.

Stockholders who have questions or need assistance in submitting their BLUE proxy or voting their shares should contact Innisfree M&A Incorporated, which is assisting Vishay, toll-free at (877) 456-3402. Banks and brokers may call collect at (212) 750-5833.

About Vishay Intertechnology, Inc.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world’s largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, and medical markets. Its product innovations, successful acquisition strategy, and ability to provide “one-stop shop” service have made Vishay a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

Forward Looking Statements

Some statements set forth in this communication, including those regarding Vishay’s proposal to acquire International Rectifier and the expected impact of the acquisition on Vishay’s strategic and operational plans and financial results, contain forward-looking statements including statements which are, except in connection with Vishay’s proposed tender offer to acquire the outstanding shares of International Rectifier, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Statements including words such as “intend”, “believe”, “should”, “expect”, “are confident” or similar words as well as statements in the future tense are forward-looking statements. The safe harbors intended to be created by Sections 27A and 21E are not available to statements made in connection with a tender offer and Vishay is not aware of any judicial determination as to the applicability of such safe harbors to forward-looking statements made in solicitation materials when there is a simultaneous tender offer. Stockholders should be aware that these forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements. Some of the factors which could cause results to differ materially from the expectations expressed in these forward-looking statements include the following: the possibility that Vishay’s offer to acquire International Rectifier will not be consummated for any number of reasons, including the failure of the stockholders of International Rectifier to support the proposed transaction, the failure of any conditions to Vishay’s tender offer to be satisfied, or the failure to obtain financing on terms acceptable to Vishay; the possibility that if approved, the closing of the acquisition may be delayed; the effect of the announcement of the offer on Vishay’s and International Rectifier’s strategic relationships, operating results and business generally, including the ability to retain key employees; fees and expenses incurred in connection with Vishay’s unsolicited acquisition proposal, director nominations and stockholder proposals; Vishay’s ability to successfully integrate International Rectifier’s operations and employees and achieve synergies; the risk that Vishay’s acquisition proposal will make it more difficult for Vishay to pursue other strategic opportunities; the risk that stockholder litigation in connection with Vishay’s unsolicited proposal, or otherwise, may result in significant costs of defense, indemnification and liability; general economic conditions; and other factors described in Vishay’s SEC filings (including Vishay’s Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Reports on Form 10-Q for the quarters ended March 29, 2008 and June 28, 2008). If any of these risks or uncertainties materializes, the acquisition may not be consummated, the potential benefits of the acquisition may not be realized, Vishay’s and/or International Rectifier’s operating results and financial performance could suffer, and actual results could differ materially from the expectations described in these forward-looking statements. All forward-looking statements in this news release are qualified by these cautionary statements and are made only as of the date of this news release. Vishay undertakes no duty to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.

Important Additional Information

Vishay has filed a definitive proxy statement dated September 26, 2008 with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies in connection with International Rectifier’s 2007 annual meeting. VISHAY STRONGLY ADVISES ALL STOCKHOLDERS OF INTERNATIONAL RECTIFIER TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION BY VISHAY OF PROXIES FROM INTERNATIONAL RECTIFIER’S STOCKHOLDERS WHICH ARE OR MAY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. SUCH DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY

STATEMENTS WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO INNISFREE M&A INCORPORATED, VISHAY’S INFORMATION AGENT.

The information in this news release is provided for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of International Rectifier. The description of the tender offer contained in this news release is not intended to be a full or detailed description of the terms or conditions of the tender offer. International Rectifier stockholders are urged to read the disclosure documents that have been or will be filed with the SEC, including the tender offer statement, regarding the tender offer because they contain important information. The disclosure documents (when they are available), and any other documents relating to the tender offer that are filed with the SEC, may be obtained at no charge by directing a request by mail to Innisfree M&A Incorporated or at the SEC’s website at www.sec.gov.

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1 Emphasis added. Permission to use quotations was neither sought nor obtained

2 International Rectifier's average closing price for the 30 trading days preceding Vishay's original proposal (announced on August 15, 2008) adjusted for International Rectifier's net cash balance of approximately $10.20 per share as of June 30, 2008 Form 10-K